Exhibit 10.3

CONSULTING AGREEMENT

This CONSULTING AGREEMENT, dated as of December 3, 2013 (this “Agreement”), by and between Kerry Singh (“Consultant”) and Cloud Security Corp., a Nevada corporation (the “Company”).  Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them on Annex I hereto.

R E C I T A L S

A.            The parties wish to provide for the engagement of the Consultant by the Company to provide business development services in the area of marketing software solutions for web application security and mobile security to the Company.

B.            The Consultant wishes to receive compensation from the Company for the Consultant’s services, and the Company desires reasonable protection of its confidential business and technical information that has been acquired and is being developed by the Company at substantial expense.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, it is agreed by the Company and Consultant as follows:

A G R E E M E N T

SECTION 1.  Engagement; Duties.  The Company hereby engages Consultant, and Consultant hereby accepts such engagement.  The Consultant will serve the Company as an independent contractor and shall not be considered an employee of the Company.  Consultant shall directly report to the President of the Company (or such other officers as determined by the Board of Directors of the Company (the “Board”) from time to time) and shall devote at least 25% of his time per month of his business time, energy and skill to the performance of his duties and responsibilities hereunder including, without limitation, business development in the area of marketing software solutions for web application security and mobile security (the “Business”).

SECTION 2.  Term.  Subject to earlier termination in accordance with Section 8, Consultant’s engagement under this Agreement shall be for a term (the “Term”) commencing on the date of this Agreement and ending December 3, 2014

SECTION 3.  Compensation. In consideration for Consultant’s performance of Consultant’s duties and responsibilities with the Company, the Company shall issue certificates representing an aggregate of five hundred thousand (500,000) shares of the Company’s common stock, par value $.001 per share (the “Shares”). The shares issued to the Consultant on the date hereof shall have the status of “restricted” securities as the term is defined by Rule 144 under the Securities Act of 1933, as amended.  The Shares, when issued to Consultant, will be duly authorized, validly issued and outstanding, fully paid and nonassessable and will not be subject to any liens or encumbrances.

SECTION 4.  Non-Solicitation.

(a)           Consultant acknowledges that the Company, its subsidiaries and its Affiliates have expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee, client and customer relationships and goodwill to build an effective organization.  Consultant acknowledges that Consultant is and shall become familiar with the confidential information of the Company, its subsidiaries and its Affiliates, including trade secrets, and that Consultant’s services are of special, unique and extraordinary value to the Company.  Consultant acknowledges that the opportunities of engagement and compensation offered under this Agreement are adequate consideration for the covenants contained in this Section 4.  Consultant acknowledges that the Company and each of its subsidiaries and Affiliates and their respective successors, assigns and nominees, has a legitimate business interest and right in protecting its confidential information, business, strategies, employee, client and customer relationships and goodwill, and that each of the Company, its subsidiaries and Affiliates and their respective successors, assigns and nominees would be seriously damaged by the disclosure of confidential information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.

(b)           For so long as Consultant is engaged by Company or any of its subsidiaries or Affiliates and for a period of two (2) years thereafter:

(i)            Consultant shall not within the Territory directly or indirectly (whether as a founder, owner, partner, officer, director, employee, trustee, agent, advisor, principal, substantial equity holder, contractor, consultant or other representative), solicit or accept or perform any business which is similar to, or in competition with, the Business during the period of Consultant’s engagement from any Person who is or was a client or customer of the Company during the Term or otherwise interfere with the Company’s relationship with any Person who is or was a client or customer of the Company during the Term;

(ii)           Consultant shall not (x) directly or indirectly solicit, recruit or hire any Consultants of the Company or any of its subsidiaries or Affiliates, or any independent contractors, consultants or advisors that are engaged by the Company or any of its subsidiaries or Affiliates, in each case who were employees, independent contractors, consultants or advisors of the Company or any of its subsidiaries or Affiliates at any time during the Term; (y) solicit or encourage any employees, independent contractors, consultants or advisors to leave the engagement with the Company or any of its subsidiaries or Affiliates; or (z) intentionally interfere with the relationship of the Company or any of its subsidiaries or Affiliates with any employees, independent contractors, consultants or advisors.

(c)           Consultant acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Consultant by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the confidential information, business strategies, intellectual property, employee and customer relationships and goodwill of the Company and its subsidiaries and Affiliates now existing or to be developed in the future.  Consultant expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter and time period.  Consultant expressly acknowledges and agrees that the restraints imposed by this Agreement will not prevent him from earning a livelihood.  Consultant agrees to comply with each of the covenants contained in this Section 4 in accordance with their terms.

(d)           All agreements, covenants and provisions of this Section 4 constitute a series of separate covenants.  If any provision hereof is determined to be unenforceable, the same shall be deemed deleted, but only with respect to the operation of this Section 4 in the particular jurisdiction in which such determination is made.  The foregoing notwithstanding, if any provision hereof is determined to be unenforceable because of its scope in terms of territory or duration in time of business activities, but may be enforceable by reason of limitations thereon, such limitations may be imposed so that such provision, as limited, will be enforceable to the fullest extent permissible under the law applied consistent with public policy in the applicable jurisdiction.  Consultant hereby understands and agrees that any violation of this Section 4 may not be susceptible to an award for damages and, accordingly, that relief for any such violation by Consultant may be the subject of an injunction issued by a court of competent jurisdiction.  If any such action is brought by the Company to enforce, or seek damages for the violation of, the provisions of this Section 4, the unsuccessful party in such litigation shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party and such costs, expenses and attorneys’ fees shall be included in and as a part of such judgment or award; and the determination by the judge in such action shall be conclusive on the matter of which party is successful for purposes hereof.

(e)           Consultant will not be deemed to have breached his obligations under this Section 4 if Consultant owns, directly or indirectly, solely as an investment, securities of any Person which are traded on any national securities exchange if he (i) is not a controlling person of, or a member of a group which controls, such Person or (ii) does not, directly or indirectly, own more than five percent (5%) of any class of securities of such Person.

SECTION 5.  Confidentiality.  Consultant (a) recognizes that the business and financial records, customer and client lists, proprietary knowledge or data, intellectual property, trade secrets and confidential methods of operations of the Company, its subsidiaries and its Affiliates and their respective successors, assigns and nominees, as they may exist from time to time and which relate to the then conducted or planned business of the Company, its subsidiaries and its Affiliates or of entities with which the Company was or is expected to be affiliated during such periods, are valuable, special and unique assets of the Company, access to and knowledge of which are essential to Consultant’s performance with the Company; and (b) shall not, during or after the Term, disclose any of such records, lists, knowledge, data, property, secrets, methods or information to any Person for any reason or purpose whatsoever (except for disclosures (x) compelled by law; provided that Consultant promptly notifies the Board of any request for such information before disclosing the same, if practical, and (y) made as necessary in connection with the performance of his duties with the Company) or make use of any such property for his own purposes or for the benefit of any Person except the Company.  Consultant acknowledges that a breach of this Section 5 may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both.  Accordingly, Consultant agrees that the provisions of this Section 5 may be enforced by specific performance or other injunctive relief.

SECTION 6.  Inventions.  Any and all inventions, processes, procedures, systems, discoveries, designs, configurations, technology, intellectual property, works of authorship (including, but not limited to, computer programs), trade secrets and improvements (whether or not patentable and whether or not they are made, conceived or reduced to practice during working hours or using the Company’s or any of its subsidiaries’ or Affiliates’ data or facilities) and all portions thereof (collectively, the “Inventions”) which Consultant makes, conceives, reduces to practice, or otherwise acquires during his engagement with the Company (either solely or jointly with others), and which are related to the then present or planned business, services or products of the Company or any of its subsidiaries or Affiliates, shall be the sole property of the Company and shall at all times and for all purposes be regarded as acquired and held by Consultant in a fiduciary capacity for the sole benefit of the Company.  All Inventions that consist of works of authorship capable of protection under copyright laws shall be prepared by Consultant as works made for hire, with the understanding that the Company shall own all of the exclusive rights to such works of authorship under the United States copyright law and all international copyright conventions and foreign laws.  Consultant hereby assigns to the Company, without further compensation, all such Inventions and any and all patents, copyrights, trademarks, trade names or applications therefore, in the United States and elsewhere, relating thereto.  Consultant shall promptly disclose to the Company all such Inventions and shall assist the Company in obtaining and enforcing for its own benefit patent, copyright and trademark registrations on such Inventions in all countries.  Upon request, Consultant shall execute all applications, assignments, instruments and papers and perform all acts, such as the giving of testimony in interference proceedings and infringement suits or other litigation, necessary or desired by the Company to enable the Company, its subsidiaries and Affiliates  and their respective successors, assigns and nominees to secure and enjoy the full benefits and advantages of such Inventions.

SECTION 7.  Representations and Warranties.  The Consultant represents and warrants to the Company as follows:

(a)           The Consultant understands that the Shares have not been registered with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Act”), nor registered/qualified under the “blue sky” laws of any state, in reliance on an exemption from such registration/qualification for transactions not involving a public offering and that the Company is relying upon the representations made in this letter in concluding that such exemptions apply.

(b)           The Consultant acknowledges that the Company has made available to the Consultant and the Consultant’s advisors the opportunity to obtain information to evaluate the merits and risks of the investment in the Shares, and the Consultant has received all information requested from the Company.  The Consultant has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, plans, prospects, and financial condition of the Company and to obtain additional information as the Consultant has deemed appropriate for purposes of investing in the Shares.

(c)           The Consultant is an “accredited investor”, as such term is defined in Regulation D promulgated by the Commission under the Securities Act, is experienced in investments and business matters, has made investments of a speculative nature and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Consultant to utilize the information made available by Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase of Shares.  The Consultant has the authority and is duly and legally qualified to purchase and own the Shares.

(d)           The Consultant hereby represents that the Consultant is acquiring the Shares for investment for the Consultant’s own account and not with a present intention of distributing the Shares and that the Consultant is not acting as an “underwriter” as defined in Section 2(a)(11) of the Act with respect to the Shares.

(e)           The Consultant has not received any general solicitation or general advertising concerning the Shares, nor is the Consultant aware of any such solicitation or advertising.  Further, the Consultant has a preexisting personal or business relationship with the Company or any of its officers, directors or controlling persons.

(f)            The Consultant understands that the Shares are “restricted securities” as defined in the Act and that the Shares can be disposed of only if there is an effective registration statement covering such disposition, or an exemption from such registration is available.  The Consultant further understands that an exemption from such registration may or may not be available.

(g)           The Consultant acknowledges that the Company will place an appropriate legend concerning the matters contained in this letter on the certificate(s) evidencing the Shares, and that the Company will prohibit transfer of such certificate(s) except in compliance with the conditions set forth herein.

The legend will be substantially as follows:

“The shares represented by this certificate have not been registered under the Securities Act of 1933.  The shares have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for these shares under the Securities Act of 1933 or an opinion of the Company’s counsel that registration is not required under said Act.”

SECTION 8.  Termination or Resignation.

(a)           Consultant’s engagement with the Company (including, without limitation, Consultant’s rights under this Agreement) is at will and may be terminated by the Company at any time, without Cause, upon thirty (30) days prior written notice to the Consultant.  The Company may terminate Consultant’s engagement with the Company and rights under this Agreement immediately at anytime without notice for Cause.

(b)           If (i) Consultant terminates this Agreement by the Company at any time for any reason or (ii) the Parties have failed to extend the Term of this Agreement, and so long as Consultant shall not have breached any material provision of this Agreement, the Company shall not have any liability or obligation under this Agreement except for the amount of Fees or Commissions, if any, earned but not paid prior to such termination or resignation.

(c)           The Term shall terminate in the event of the Consultant’s death.  In such event, the Company shall pay to the Consultant’s executors, legal representatives or administrators, as applicable, the Consultant’s Fee or Commissions through the date of such termination.  The Company shall have no further liability or obligation under this Agreement to his executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him except as otherwise specifically provided in this Agreement.

SECTION 9.  Conflicts of Interest.  Consultant hereby represents that he is free to enter into this Agreement, and that his engagement by the Company does not violate the terms of any agreement between him and any third party.  Further, in rendering his duties to the Company, Consultant shall not utilize any Invention, discovery, development, improvement, innovation or trade secret in which he or the Company does not have a proprietary interest.

SECTION 10.  Return of Documents and Equipment.  Upon termination of Consultant’s engagement with the Company for any reason, Consultant shall forthwith deliver to the Company and return, and shall not retain, any originals and copies of any books, intellectual property, papers, customer or client contracts, documents and data or other writings, tapes or records of the Company, regardless of form, format or media, maintained by Consultant or in Consultant’s possession (all of the same are hereby agreed to be the property of the Company).

SECTION 11.  Miscellaneous.

(a)           Severability.  If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of (i) rendering the provision in question inoperative or unenforceable in any other case or circumstance, or (ii) rendering any other provision or provisions in this Agreement invalid, inoperative, or unenforceable to any extent whatsoever.  The invalidity of any one or more phrases, sentences, clauses, sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

(b)           Notices.  Any notices and other communications made or required in connection with this Agreement shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the Party to be notified, (ii) when sent by confirmed facsimile, if sent during normal business hours of the recipient, and if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt.  All notices shall be addressed as follows or at such address as such Party may designate by ten (10) days advance written notice to the other Parties hereto:

(A)	if to Consultant: Kerry Singh 151 Gloucester Road, 11th Floor Wanchai, Hong Kong

(B)	if to the Company:

Cloud Security Corp.
4590 MacArthur Blvd., #500 Newport Beach, CA 92660 Attn: President

with a copy to (which shall not constitute notice):

Indeglia & Carney 1299 Ocean Avenue, #450 Santa Monica, CA 90401 Attn: Greg Carney, Esq.

(c)           Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter addressed herein and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to Consultant’s engagement with the Company.

(d)           Nature of Relationship.  The Consultant is an independent contractor and will not be deemed to be an employee of the Company for the purposes of any employee benefit programs, income tax withholding, FICA taxes, unemployment benefits, or otherwise.  Accordingly, the Consultant understands that the Company will not pay or withhold from payments to the Consultant under this Agreement any FICA (social security), state unemployment or disability insurance premiums, state or federal income taxes, or other taxes and that Consultant is responsible for paying its own federal self-employment tax (in lieu of FICA), state and federal income taxes (including estimated tax payments) and other applicable taxes.  Consultant also understands that he or she will receive no employee benefits of any kind including, for example, health insurance.

(e)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

(f)            Governing Law.  This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of California without giving effect to the conflict of laws rules thereof.

(g)           Choice of Venue. Each of the parties hereto irrevocably submits to the jurisdiction of the state and federal courts located in the State of California, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any state or federal court located in the State of California and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(h)           Benefit and Assignability.  The rights, benefits, duties and obligations under this Agreement shall inure to the benefit of, and be binding upon, (x) the Company and its successors, and (y) Consultant and his legal representatives.  This Agreement constitutes a personal service agreement, and the performance of Consultant’s obligations under this Agreement may not be transferred or assigned by Consultant.  This Agreement may be assigned by the Company in its sole discretion.  The provisions of Sections 4, 5, 6, 9, 10, 11(a), 11(g), 11(h), 10(i) and 10(j) shall continue in full force and effect notwithstanding the termination of Consultant’s engagement with the Company.

(i)            Amendments; Waiver.  No amendment, modification or discharge of this Agreement, and no waiver under this Agreement, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought.  The waiver by either Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by such other Party.

(j)            Specific Performance.  The Parties acknowledge that their obligations under this Agreement are unique and that damages may be an inadequate remedy for any failure to perform such obligations as a result of any breach of this Agreement by any Party and, therefore, any Party to whom performance is owed under any provision of this Agreement shall be entitled to an injunction to be issued, or specific enforcement be ordered, by any court of competent jurisdiction to require any other Party to perform its obligations under this Agreement and prevent any other Party from breaching, or continuing to breach, any provision of this Agreement.  In the event that any dispute regarding this Agreement is resolved by a court, the prevailing Party shall be entitled to recover from the non-prevailing Party the fees, costs and expenses (including, but not limited to, the reasonable fees and expenses of counsel) incurred by the prevailing Party in connection with such dispute.

(k)           Limitation of Liability.  Notwithstanding anything contained herein to the contrary, no officer, director or member of the Company shall have any personal liability to fund any payments that are required to be made to Consultant pursuant to this Agreement.

(l)            Section Headings.  The headings herein are inserted as a matter of convenience only and do not define, limit or describe the scope of this Agreement or the intent of the provisions hereof.

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IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the day and year first above written.

CONSULTANT:

/s/ Kerry Singh
Kerry Singh

COMPANY:

CLOUD SECURITY CORP.

By:	/s/ Safa Movassaghi
Name: Safa Movassaghi
Title: President

[Signature Page to Consulting Agreement]

ANNEX I
DEFINITIONS

For all purposes of this Agreement, unless the context clearly indicates a contrary intent:

“Affiliate” means any Person that directly, or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, control of a Person means power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Cause” means any of the following:  (i) any willful or grossly negligent and continued failure by Consultant to perform his duties under this Agreement in any material respect that is not promptly (but in no event later than ten (10) business days after written notice thereof is received by Consultant or such longer period of time not to exceed thirty (30) days if the nature of such failure makes it impractical to cure within ten (10) business days) cured by resuming the performance of such duties; provided, however, that for the purposes of determining whether conduct constitutes willful or grossly negligent conduct, no act on Consultant’s part shall be considered “willful” unless it is done by the Consultant in bad faith or without reasonable belief that such action was in the best interests of the Company; (ii) Consultant breaches a material covenant or agreement of this Agreement, that is not promptly (but in no event later than ten (10) business days after written notice thereof is received by Consultant or such longer period of time not to exceed thirty (30) days if the nature of such failure makes it impractical to cure within ten (10) business days) cured; (iii) Consultant embezzles or converts to his own use any funds of the Company or any business opportunity of the Company; (iv) Consultant destroys or converts to his own use any property of the Company, without the Company’s consent; (v) Consultant is convicted of or enters a guilty plea or plea of no contest with respect to a felony; or (vi) Consultant commits an act of moral turpitude which could reasonably be expected to injure or pose a threat of injury or material economic harm to the Company or any of its Affiliates.

 “Parties” means Consultant and the Company.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, governmental authority or other entity.

“Territory” means the World.

Capitalized terms in this Agreement, defined in this Annex I and elsewhere parenthetically, have the meanings ascribed to them and include the plural as well as the singular.